Exhibit 99.1

September 30, 2016

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400

(908) 272-9492 (Fax)

Tofutti Announces Engagement of BDA Advisers, Inc. to Assist in a Review of Its Strategic Alternatives to Enhance Shareholder Value; Announces Delisting of Its Common Stock from NYSE MKT LLC and Intention to Transfer to OTCQB Venture Market

CRANFORD, NEW JERSEY, September 30, 2016 – TOFUTTI BRANDS INC. (NYSE MKT symbol TOF) (“Tofutti” or the “Company”) announced that its Board of Directors has commenced a review of its strategic alternatives intended to enhance shareholder value. This review may result in the Company’s continuing to pursue value-enhancing initiatives as a standalone company or a possible sale or other form of business combination. The Board of Directors has retained BDA Advisers, Inc. as its financial advisor and Carter Ledyard & Milburn LLP as its legal advisor in connection with the review.

No decision has been made to enter into any transaction at this time, and there can be no assurance that the consideration of strategic alternatives will result in any transaction. There is no set timetable with respect to the Board’s review, and the Company does not expect to make further public comment regarding these matters unless and until the Board approves a specific action or otherwise concludes its review.

The Company also announced its intention to file a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934) with the U.S. Securities and Exchange Commission to voluntarily withdraw its common stock from listing on the NYSE MKT. The Company expects to file the Form 25 on October 11, 2016 and expects the delisting to be effective approximately 10 days after the filing of the Form 25. Upon delisting, the Company intends that its common stock will trade on the OTCQB Venture Market.

Recently, the Board of Directors unanimously approved a resolution authorizing the Company to voluntarily delist from the NYSE MKT. Material facts related to this important decision include the inability of the Company to regain compliance with the continued listing requirements of the NYSE MKT Company Guide within the relevant compliance period.

The Company has previously reported it had received notice from the NYSE MKT informing the Company that it was not in compliance with the stockholders’ equity requirements of Section 1003(a)(ii) of the NYSE MKT Company Guide and had net losses in its four most recent fiscal years. On June 23, 2015, NYSE Regulation, Inc. notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension to regain compliance with the continued listing standards of the Company Guide until October 1, 2016.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza

Pizzaz® and Mintz’s Blintzes®, all made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company and its efforts to enhance shareholder value are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.